Pricing supplement No. 5 To prospectus dated October 10, 2006 and prospectus supplement dated November 13, 2006	Registration Statement No. 333-137902 Dated January 24, 2007; Rule 424(b)(2)

Deutsche Bank AG, London Branch

$40,000,000

100% Principal Protection Barrier Range Notes Linked to 3-Month USD LIBOR due April 30, 2007

General

•	The notes are 100% principal-protected notes that may pay a return at a rate of either 0% or 10% per annum depending upon movements in 3-Month USD LIBOR.
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The notes are designed for investors who seek to profit from 3-Month USD LIBOR remaining within the Range (as described below) on every business day during the Observation Period (as described below), who are willing to forego interest payments during the term of the notes and who are willing to receive no additional payment at maturity beyond the return of principal if 3-Month USD LIBOR does not remain within the Range on every business day during the Observation Period.

•	Cash payment at maturity of principal plus the Additional Amount, as described below.
•	Senior unsecured obligations of Deutsche Bank AG due on or about April 30, 2007.
•	Denominations of $1,000.
•	Minimum initial investments of $1,000 and integral multiples of $1,000 in excess thereof.
•	The notes priced on January 24, 2007 and are expected to settle on or about January 31, 2007 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.

Rating:	Moody’s Investors Service Ltd has assigned a rating of Aa3 to notes, such as the notes offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.

Payment at Maturity:	At maturity you will receive a cash payment, for each $1,000 note principal amount, of $1,000 plus the Additional Amount, which will be either $0 or $25 (equal to a return of 10% per annum).

Additional Amount:	The Additional Amount per $1,000 note principal amount paid at maturity will be equal to:

(1)    If 3-Month USD LIBOR is within the Range on every business day during the Observation Period, $1,000 multiplied by the Interest Rate; or

(2)    If 3-Month USD LIBOR is outside the Range on at least one business day during the Observation Period, zero.

Interest Rate:

10.00% per annum, calculated on the basis of a 360-day year consisting of twelve 30-day months. The Interest Rate will be calculated for the period commencing on (and including) the Issue Date to (but excluding) the Maturity Date as follows:

Interest Rate  =  10.00%  ×  90/360  =  2.50%

Range:	From (and including) 5.06% to (and including) 5.41%.

Observation Period:	The period commencing on (and including) the Settlement Date to (and including) the Final Valuation Date.

Trade Date:	January 24, 2007

Final Valuation Date:	April 25, 2007

Term; Maturity Date:	3 months; April 30, 2007

CUSIP:	2515A0 AC 7

ISIN:	US2515A0AC71

Investing in the notes involves a number of risks. See “ Risk Factors” beginning on page PS-6 in this pricing supplement.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any notes. You may also choose to reject such changes in which case we may reject your offer to purchase the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions	Proceeds to Us
Per Note	$1,000.00	$3.125	$996.875
Total	$40,000,000.00	$125,000.00	$39,875,000.00

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$40,000,000.00	$4,280.00

UBS Financial Services Inc.	Deutsche Bank Securities

SUMMARY

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You should read this pricing supplement together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these notes are a part. You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC Web site is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-6 in this pricing supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

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In making your investment decision, you should rely only on the information contained or incorporated by reference in this pricing supplement relevant to your investment and the accompanying prospectus supplement and prospectus with respect to the notes offered by this pricing supplement and with respect to Deutsche Bank AG. We have not authorized anyone to give you any additional or different information. The information in this pricing supplement and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

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The notes described in this pricing supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which you should discuss with your professional advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. This pricing supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes under any circumstances in which such offer or solicitation is unlawful.

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We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where such offers and sales are permitted. Neither the delivery of this pricing supplement nor the accompanying prospectus supplement or prospectus nor any sale made hereunder implies that there has been no change in our affairs or that the information in this pricing supplement and accompanying prospectus supplement and prospectus is correct as of any date after the date hereof.

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You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this pricing supplement and the accompanying prospectus supplement and prospectus and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

What is 3-Month USD LIBOR?

“3-Month USD LIBOR” for any business day is the offered rate (British Bankers’ Association) for deposits in U.S. dollars for a period of three months, commencing on such business day, which appears on Moneyline Telerate page 3750 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks) as of 11:00 a.m. London time on that business day. If 3-Month USD LIBOR cannot be determined on any business day as described above, then 3-Month USD LIBOR will be determined on the basis of the rates, at approximately 11:00 a.m. London time on that business day, at which deposits in U.S. dollars for a period of three months are offered to prime banks in the London interbank market by four major banks in that market selected by the Calculation Agent, beginning on that business day in a representative amount. The Calculation Agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, 3-Month USD LIBOR for that business day will be the arithmetic mean of the quotations. If fewer than two quotations are provided as described above, 3-Month USD LIBOR for that business day will be the arithmetic mean of the rates for loans in U.S. dollars for a period of three months to leading European banks quoted, at approximately 11:00 a.m. in New York, New York, on that business day, by three major banks selected by the Calculation Agent, beginning on that business day in a representative amount. If fewer than three banks selected by the Calculation Agent are quoting as described above, 3-Month USD LIBOR for that business day will be determined by the Calculation Agent in a commercially reasonable manner and in its sole and absolute discretion.

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how amounts payable at maturity of the notes are calculated. An Additional Amount of $25 per $1,000 note principal amount (equal to a return of 10% per annum) is paid at maturity if 3-Month USD LIBOR is within the Range on every business day during the Observation Period. If 3-Month USD LIBOR is outside the Range on any business day during the Observation Period, the Additional Amount is zero. The Range is from (and including) 5.06% to (and including) 5.41%.

Example 1: 3-Month USD LIBOR is within the Range on every business day during the Observation Period. Because 3-Month USD LIBOR is within the Range on every business day during the Observation Period, the Additional Amount per $1,000 note principal amount is equal to $25 (equal to a return of 10% per annum).

Additional Amount  =  $1,000  x  2.50%  =  $25

Accordingly, the payment at maturity per $1,000 note principal amount is the principal amount of $1,000 plus the Additional Amount of $25 totaling $1,025 (equal to a return of 10% per annum).

Example 2: 3-Month USD LIBOR is outside the Range on at least one business day during the Observation Period. Because 3-Month USD LIBOR is outside the Range on at least one business day during the Observation Period, the Additional Amount is equal to $0.

Accordingly, the payment at maturity per $1,000 note principal amount is equal to $1,000.

Selected Purchase Considerations

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PRESERVATION OF CAPITAL AT MATURITY — You will receive at least 100% of the principal amount of your notes provided that you hold the notes to maturity, regardless of the performance of 3-Month USD LIBOR. Because the notes are our senior unsecured obligations, payment of any amount at maturity remains subject to our ability to pay our obligations as they become due.

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RETURN POTENTIAL — If 3-Month USD LIBOR remains within the Range on each business day during the Observation Period, at maturity, in addition to your principal, you will receive an Additional Amount per $1,000 note principal amount equal to $25 (equal to a return of 10% per annum). Your maximum possible return on the notes is limited to the Additional Amount of $25 per $1,000 note principal amount (equal to a return of 10% per annum). The Additional Amount, however, may be zero.

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TAXED AS SHORT-TERM DEBT OBLIGATIONS — You should review carefully the section in this pricing supplement entitled “Certain U.S. Federal Income Tax Consequences.” As described therein, the notes should be treated for U.S. federal income tax purposes as short-term debt obligations. Subject to the limitations described in that section, if you are a United States holder, as defined in the accompanying prospectus supplement, you should include as ordinary interest income the Additional Amount at the time it accrues or is received in accordance with your method of accounting. Upon maturity of the notes, the excess of the proceeds received over your adjusted basis in the notes should be treated as ordinary interest income. Upon a sale or exchange of a note, you should recognize gain or loss in an amount equal to the difference between the amount received upon such sale or exchange and your adjusted basis in the notes. The amount of any loss should be a capital loss. It is likely that all or a portion of any gain would be ordinary interest income. You should consult your tax adviser regarding the proper treatment of any such gain or loss. In addition, certain cash-method holders will be required to defer deductions for certain interest paid on indebtedness incurred to purchase or carry the notes. If you are a non-United States holder, as defined in the accompanying prospectus supplement, you generally will not be subject to U.S. federal income tax, provided you fulfill certain certification requirements.

Selected Risk Considerations

An investment in the notes involves risks. Investing in the notes is not equivalent to investing in securities linked directly to 3-Month USD LIBOR. These risks are explained in more detail in the “Risk Factors” section of this pricing supplement beginning on page PS-6.

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MARKET RISK — The return on the notes at maturity, if any, is linked to the performance of 3-Month USD LIBOR and will depend on whether 3-Month USD LIBOR is within the Range on every business day during the Observation Period. YOU WILL RECEIVE ONLY

THE PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY IF 3-MONTH USD LIBOR IS OUTSIDE THE RANGE ON AT LEAST ONE BUSINESS DAY DURING THE OBSERVATION PERIOD.

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THE NOTES MAY NOT PAY MORE THAN THE PRINCIPAL AMOUNT — You may receive a lower payment at maturity than you would have received if you had invested in a security linked directly to 3-Month USD LIBOR. If 3-Month USD LIBOR is outside the Range on at least one business day during the Observation Period, the Additional Amount will be zero, and you will receive only your principal amount at maturity.

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THE RETURN POTENTIAL OF THE NOTES IS LIMITED TO THE ADDITIONAL AMOUNT OF $25 PER $1,000 NOTE PRINCIPAL AMOUNT (EQUAL TO A RETURN OF 10% PER ANNUM) — If 3-Month USD LIBOR is within the Range on every business day during the Observation Period, your return on the notes will be limited to the Additional Amount of $25 per $1,000 note principal amount (equal to a return of 10% per annum).

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NO PRINCIPAL PROTECTION UNLESS YOU HOLD THE NOTES TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agents’ commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or our affiliates will be willing to purchase notes from you, prior to maturity, in secondary market transactions, if at all, will likely be lower than the original issue price and any such sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the notes in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the notes.

Historical Information

The following graph sets forth the historical performance of 3-Month USD LIBOR from January 2, 2002 through January 24, 2007. 3-Month USD LIBOR on January 24, 2007 was 5.36%. We obtained the historical performance information below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of 3-Month USD LIBOR should not be taken as an indication of future performance, and no assurance can be given as to the future movements of 3-Month USD LIBOR during the term of the notes. We cannot give you assurance that the performance of 3-Month USD LIBOR will result in the payment of the Additional Amount on your notes at maturity.

RISK FACTORS

Your investment in the notes will involve certain risks. The notes will not pay interest or guarantee any return of principal prior to maturity. Investing in the notes is not equivalent to investing in a security linked directly to 3-Month USD LIBOR. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks, together with the risk information contained in the prospectus supplement and the prospectus before you decide that an investment in the notes is suitable for you.

The notes do not pay interest.

The notes do not pay interest. The Additional Amount payable at maturity, if any, will be determined based on whether 3-Month USD LIBOR is within the Range on every business day during the Observation Period. The return at maturity of the principal amount of your notes and the Additional Amount, if any, may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time incurred during the term of the notes.

The notes may not pay more than the principal amount; your investment return may be zero.

You may receive a lower payment at maturity than you would have received if you had invested in a security linked directly to 3-Month USD LIBOR. If 3-Month USD LIBOR is outside the Range on at least one business day during the Observation Period, the Additional Amount will be zero, and you will receive only your principal amount at maturity.

The return potential of the notes is limited to a maximum total return at maturity of 2.50% or $25 per $1,000 note principal amount (equal to a return of 10% per annum).

If 3-Month USD LIBOR is within the Range on every business day during the Observation Period, your return on the notes will be limited to the Additional Amount of $25 per $1,000 note principal amount (equal to a return of 10% per annum).

Historical performance of 3-Month USD LIBOR should not be taken as an indication of the future performance of 3-Month USD LIBOR during the term of the notes.

It is impossible to predict whether 3-Month USD LIBOR will rise or fall. 3-Month USD LIBOR is influenced by complex and interrelated political, economic, financial and other factors and, therefore, historical performance of 3-Month USD LIBOR should not be taken as an indication of the future performance of 3-Month USD LIBOR during the term of the notes. Factors that may influence 3-Month USD LIBOR include:

•	supply and demand among banks in London for U.S. dollar-denominated deposits with approximately three month term;

•	general economic, financial, political or regulatory conditions;

•	changes in interest rates generally;

•	monetary policies of the Federal Reserve Board; and

•	inflation and expectations concerning inflation.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

Many economic and market factors will influence the value of the notes. We expect that, generally, the level of 3-Month USD LIBOR on any day and, in particular, whether 3-Month USD LIBOR approaches or exceeds the upper end of the Range or approaches or falls below the lower end of the Range will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the level of 3-Month USD LIBOR. In addition, the value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility in 3-Month USD LIBOR;

•	the time remaining to maturity of the notes;

•	our right to redeem the notes;

•	supply and demand for the notes;

•	interest and yield rates in the market generally;

•	economic, financial, political and regulatory or judicial events that affect financial markets generally; and

•	our creditworthiness, including actual and anticipated downgrades in our credit ratings.

No one can predict the future performance of 3-Month USD LIBOR based on its historical performance.

Secondary trading may be limited.

The notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily or at a price advantageous to you.

Deutsche Bank AG and its affiliates may act as market makers for the notes but are not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the notes. If at any time Deutsche Bank AG or its affiliates or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

The notes are not designed to be short-term trading instruments.

The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where 3-Month USD LIBOR has remained within the Range since the Trade Date. The potential returns described in this pricing supplement assume that your notes, which are not designed to be short-term trading instruments, are held to maturity.

The notes are intended to be held to maturity. Your principal is protected only if you hold your notes to maturity.

You will receive at least the minimum payment of 100% of the principal amount of your notes if you hold your notes to maturity. If you sell your notes in the secondary market prior to maturity, you will not receive principal protection on the portion of your notes sold. You should be willing and able to hold your notes to maturity.

The inclusion in the original issue price of each agent’s commission and the cost of hedging our obligations under the notes directly or through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

While the payment at maturity will be based on the full principal amount of your notes as described in this pricing supplement, the original issue price of the notes includes each agent’s commission and the cost of hedging our obligations under the notes directly or through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such price may differ from values determined by pricing models used by Deutsche Bank AG or its affiliates, as a result of such compensation or other transaction costs.

We or our affiliates may have economic interests adverse to those of the holders of the notes.

We and our affiliates are active participants in the London interbank market for U.S. dollar deposits as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more transactions related to U.S. dollar deposits in the London interbank market. We may have hedged our obligations under the notes directly or through certain affiliates, and we or they would expect to make a profit on any such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss. Although they are not expected to, these hedging activities may adversely affect the level of 3-Month USD LIBOR and, therefore, the market value of the notes. It is possible that Deutsche Bank AG or its affiliates could receive substantial returns from these hedging activities while the market value of the notes declines.

Our trading activities related to U.S. dollar deposits in the London interbank market may be entered into on behalf of Deutsche Bank AG, its affiliates or customers other than for the account of the holders of the notes or on their behalf. Accordingly, these trading activities may present conflicts of interest between Deutsche Bank AG and you.

Deutsche Bank AG, London Branch will act as the calculation agent. The calculation agent will determine, among other things, 3-Month USD LIBOR on each business day during the Observation Period and the Additional Amount, if any, that will be payable on the notes at maturity. In performing these duties, Deutsche Bank AG, London Branch may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where Deutsche Bank AG, London Branch, as the calculation agent, is entitled to exercise discretion.

Holdings of the notes by our affiliates and future sales may affect the price of the notes.

Certain of our affiliates may purchase some of the notes for investment. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the notes offered in that offering. Circumstances may occur in which our interests or those of our affiliates may be in conflict with your interests. In addition, if a substantial portion of the notes held by our affiliates were to be offered for sale in the secondary market, if any, following such an offering, the market price of the notes may fall. The negative effect of such sales on the prices of the notes could be more pronounced if secondary trading in the notes is limited or illiquid.

Your investment in the notes is not insured by the FDIC.

The notes are not insured by the Federal Deposit Insurance Corporation.

DESCRIPTION OF THE NOTES

The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. Capitalized terms used but not defined in this pricing supplement have the meanings assigned to them in the accompanying prospectus supplement and prospectus. The term “note” refers to each $1,000 principal amount of our 100% Principal Protection Barrier Range Notes Linked to 3-Month USD LIBOR.

General

The notes are senior unsecured obligations of Deutsche Bank AG that are linked to the movements in 3-Month USD LIBOR. The notes are a series of securities referred to in the accompanying prospectus supplement and prospectus. The notes will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, and registrar.

The notes do not pay interest. Instead, at maturity you will receive a payment in cash equal to the sum of the principal amount and the Additional Amount, if any.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency.

The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

The notes will be issued in denominations of $1,000 and integral multiples thereof. The principal amount and issue price of each note is $1,000. The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company (“DTC”) or its nominee, as described under “Description of Notes – Form, Legal Ownership and Denomination of Notes” in the accompanying prospectus supplement and “Forms of Securities – Global Securities” in the accompanying prospectus.

Payment at Maturity

The “Maturity Date” will be April 30, 2007, unless that day is not a business day, in which case the Maturity Date will be the first following business day. On the Maturity Date you will receive a cash payment, for each $1,000 note principal amount, of $1,000 plus the Additional Amount, which may be zero.

The “Additional Amount” per $1,000 note principal amount paid at maturity will be equal to:

(1)	If 3-Month USD LIBOR is within the Range on every business day during the Observation Period, $1,000 multiplied by the Interest Rate; or

(2)	If 3-Month USD LIBOR is outside the Range on at least one business day during the Observation Period, zero.

The “Range” is from (and including) 5.06% to (and including) 5.41%.

The “Observation Period” is the period commencing on (and including) the settlement date for the notes (the “Settlement Date”) to (and including) the Final Valuation Date.

The “Final Valuation Date” will be April 25, 2007, unless that day is not a business day, in which case the Final Valuation Date will be the first following business day.

The “Interest Rate” is equal to 10.00% per annum, calculated on the basis of a 360-day year consisting of twelve 30-day months. The Interest Rate will be calculated for the period commencing on (and including) the Settlement Date to (but excluding) the Maturity Date as follows:

Interest Rate  =  10.00%  x  90/360  =  2.50%

The “3-Month USD LIBOR Rate” for any business day is the offered rate (British Bankers’ Association) for deposits in U.S. dollars for a period of three months, commencing on such business day, which appears on Moneyline Telerate page 3750 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks) as of 11:00 a.m. London time on that business day. If 3-Month USD LIBOR cannot be determined on any business day as described above, then 3-Month USD LIBOR will be determined on the basis of the rates, at approximately 11:00 a.m. London time on that business day, at which deposits in U.S. dollars for a period of three months are offered to prime banks in the London interbank market by four major banks in that market selected by the Calculation Agent, beginning on that business day in a representative amount. The Calculation Agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, 3-Month USD LIBOR for that business day will be the arithmetic mean of the quotations. If fewer than two quotations are provided as described above, 3-Month USD LIBOR for that business day will be the arithmetic mean of the rates for loans in U.S. dollars for a period of three months to leading European banks quoted, at approximately 11:00 a.m. in New York, New York, on that business day, by three major banks selected by the Calculation Agent, beginning on that business day in a representative amount. If fewer than three banks selected by the Calculation Agent are quoting as described above, 3-Month USD LIBOR for that business day will be determined by the Calculation Agent in a commercially reasonable manner and in its sole and absolute discretion.

A “business day” is any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in dollars are not conducted in the City of New York or London, England.

We will irrevocably deposit with DTC no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market transactions or by private agreement.

Calculation Agent

Deutsche Bank AG, London Branch will act as the calculation agent. The calculation agent will determine, among other things, 3-Month USD LIBOR and the Additional Amount, if any, payable in respect of your notes at maturity. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of this pricing supplement without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m. on the business day preceding the Maturity Date.

All calculations with respect to 3-Month USD LIBOR will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the Additional Amount payable per $1,000 note principal amount at maturity, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities – Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment Upon an Event of Default

If an event of default occurs, and the maturity of your notes is accelerated, we will pay a default amount in respect of the notes equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your notes as of that day and as if no default had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will be equal to:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by a holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, a holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will be equal to the lowest – or, if there is only one, the only – quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained; or

•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the Maturity Date, then the default amount will be equal to the principal amount of your notes.

Qualified Financial Institutions. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency; or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities – Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities – Discharge and Defeasance” are not applicable to the notes.

Listing

The notes will not be listed on any securities exchange.

Book-Entry Only Issuance – The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes – Form, Legal Ownership and Denomination of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the office of Deutsche Bank Trust Company Americas (“DBTCA”) in the City of New York.

DBTCA or one of its affiliates will act as registrar and transfer agent for the notes. DBTCA will also act as paying agent and may designate additional paying agents.

Registration of transfers of the notes will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The notes will be governed by and interpreted in accordance with the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

You should review carefully the section of the prospectus supplement accompanying this pricing supplement entitled “United States Federal Income Taxation.” Subject to the assumptions and limitations discussed therein, the notes should be treated for U.S. federal income tax purposes as short-term debt obligations.

If you are a United States holder, as defined in the prospectus supplement, who is a cash-method taxpayer, you should not be required to recognize income with respect to the notes prior to maturity, other than pursuant to a sale or exchange, although you may elect to do so. If you are an accrual method United States holder (or a cash-method holder who elects to accrue the Additional Amount in income currently), you should be required to accrue the Additional Amount on a straight line basis, unless you elect to accrue such amount a constant-yield method based on daily compounding. However, because the Additional Amount is contingent and will be either $25 per $1,000 note or zero, it is not clear how such amount should be accrued. You should consult your tax adviser regarding the determination of the amount of any interest accruals. Any interest accruals you make with respect to the notes should increase your adjusted basis in the notes and affect the amount of gain or loss recognized by you upon the sale, exchange or retirement of the notes.

Upon maturity of the notes, the excess of the proceeds received over your adjusted basis in the notes should be treated as ordinary interest income. Upon a sale or exchange of a note, you should recognize gain or loss in an amount equal to the difference between the amount received upon such sale or exchange and your adjusted basis in the notes. The amount of any loss should be treated as a capital loss. It is likely that all or a portion of any gain would be treated as ordinary interest income. You should consult your tax adviser regarding the proper treatment of any gain or loss recognized upon a sale or exchange of the notes.

In addition, a cash-method holder who does not make the election to accrue interest currently should be required to defer deductions for certain interest paid on indebtedness incurred to purchase or carry the notes.

For additional information regarding the U.S. federal income tax consequences of an investment in the notes, you should refer to “—Payments of Interest” and “—Sale, Exchange or Retirement of the Notes,” on pages S-46 and S-50, respectively, of the prospectus supplement accompanying this pricing supplement.

If you are a non-United States holder, as defined in the prospectus supplement, you generally will not be subject to U.S. federal income tax (including withholding), provided you fulfill certain certification requirements. You should refer to “—Tax Consequences to Non-United States Holders” on page S-54 of the prospectus supplement accompanying this pricing supplement.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes, as more particularly described in “Use of Proceeds” in the accompanying prospectus. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the notes which commissions, as to agents affiliated with us, include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the notes. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

In connection with the sale of the notes, we, through our affiliates or others, may enter into hedging transactions involving the execution of interest rate swap and option transactions, sales and making of U.S. dollar deposits in London, or other transactions linked to changes in interest rates (including U.S. dollar LIBOR rates) both before and after the Settlement Date of the notes. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have previously entered into. In this regard, we or our affiliates may:

•	execute or terminate interest rate swap and option transactions;

•	acquire or dispose of U.S. dollar deposits in the London interbank market;

•	take or dispose of positions in listed or over-the-counter options or other instruments based on interest rates (including U.S. dollar LIBOR rates); or

•	do a combination of the above.

We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities.

Although we have no reason to believe that any of these activities will have a material impact on 3-Month USD LIBOR or the value of the notes, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UNDERWRITING

Under the terms and subject to the conditions contained in the Distribution Agreement entered into by Deutsche Bank AG and each of Deutsche Bank Securities Inc. (“DBSI”) and UBS Financial Services Inc. (“UBS”), as agents, and certain other agents that may be party to the Distribution Agreement from time to time (each, an “Agent” and, collectively with DBSI and UBS, the “Agents”), each Agent participating in an offering of notes has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of this pricing supplement. UBS and DBSI will receive discounts and commissions of $3.125 per $1,000 note principal amount. Each Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of this pricing supplement. UBS, DBSI and other Agents may allow a concession to other dealers as set forth in this pricing supplement, or we may pay other fees, in the amount set forth on the cover page of this pricing supplement. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an NASD member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

UBS, DBSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the notes, UBS and DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, both UBS and DBSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. UBS and DBSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if either UBS or DBSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, UBS and DBSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. Neither UBS nor DBSI is required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate principal amount of notes offered pursuant to this pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the notes offered in that offering.

No action has been or will be taken by us, UBS, DBSI or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.